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                                                                     Exhibit 8.1

                                  July 24, 2001


Galileo International, Inc.
9700 West Higgins Road, Suite 400
Rosemont, Illinois  60018

Ladies and Gentlemen:

          You have requested our opinion regarding the applicability of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to the statutory merger pursuant to the Delaware General Corporation Law (the "Merger") of Galaxy Acquisition Corp. ("Purchaser"), a Delaware corporation and wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Parent"), with and into Galileo International, Inc. ("Company"), pursuant to the Agreement and Plan of Merger dated as of June 15, 2001, by and among Parent, Purchaser, and Company (the "Merger Agreement").

          This opinion addresses solely the United States federal income tax matters referred to above. Capitalized terms not otherwise defined herein have the meanings given them in the Merger Agreement.

          For purposes of rendering this opinion, we have examined such existing documents and records of Parent, Purchaser, and Company as we have deemed necessary or appropriate, as well as the Merger Agreement, other documents relating to the Merger, and the proxy statement/prospectus that Company will send to its stockholders in connection with a special meeting of stockholders at which the Merger Agreement will be adopted. With your consent we have also relied upon the accuracy at all material times of the representations by Parent, Purchaser, and Company contained in separate tax certification letters dated July 24, 2001, and have, with your permission, assumed that all such representations are and will be true at all material times without regard to any knowledge qualifier that may be set forth therein. We assume that the Merger Agreement and each of the other documents executed or finalized in connection with the Merger have not been, and will not be, amended prior to the Effective Time.

          Based upon the foregoing, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          Our opinion is based on relevant provisions of the Code and on administrative interpretations, judicial decisions, and regulations thereunder or pertaining thereto as in effect on the date of this letter. These authorities are subject to change, which could be either prospective or retroactive, and we can provide no assurance as to the effect that any such change may have
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Galileo International, Inc.
July 24, 2001
Page2


on the opinion that we have expressed above. We assume no obligation to inform you of any such change.

          We hereby consent to the discussion of this opinion in the registration statement, to the filing of this opinion as Exhibit 8.1 to the registration statement filed by Parent on Form S-4, and to the reference to our firm under the caption "Legal Matters" in the proxy statement/prospectus constituting part of that registration statement.


                                 Very truly yours,




                                 Jones, Day, Reavis & Pogue